Exhibit 10.5

DEED OF PLEDGE OF SHARES
(CME Media Enterprises B.V.)

This tenth day of March two thousand eight, there appeared before me Pieter Gerard van Druten, civil law notary officiating in Amsterdam, the Netherlands:

Oscar Alexander Pfeiffer born in Rotterdam, the Netherlands, on the twenty-fourth day of December nineteen hundred and seventy-six, employed at Fred. Roeskestraat-100, 1076 ED Amsterdam, the Netherlands, for the purposes hereof acting as attorney – duly authorized in writing as appears from three (3) written powers of attorney which will be attached to this deed – of:

1.
Central European Media Enterprises N.V., a public limited liability company (naamloze vennootschap) under the laws of the Netherlands Antilles, having its registered offices in Curaçao, Netherlands Antilles, and its office address at Schottegatweg Oost 44, Curaçao, Netherlands Antilles, and registered with the Commercial Register of the Curaçao Chamber of Commerce and Industry under number 67248 (hereinafter: the "Pledgor");

2.	The Bank of New York, a New York corporation, having its registered offices at One Canada Square, London E14 5AL, United Kingdom (hereinafter: the "Pledgee"); and

3.
CME Media Enterprises B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its registered offices in Amsterdam, the Netherlands and its office address at Dam 5B, 1012 JS Amsterdam, the Netherlands, and registered with the Trade Register under number 33246826 (hereinafter: the "Company").

Powers of attorney.

The authorization of the person appearing is evidenced by three (3) powers of attorney which shall be attached to this deed (Annex I).

The person appearing has declared:

The Pledgor and the Pledgee have agreed as follows:

Whereas:

a.	in the Indenture, as defined hereafter, the Pledgor has assumed the obligation to provide security to the Pledgee, in the form of a right of pledge;

b.
in complying with the aforementioned obligation, the Pledgor and the Pledgee wish to hereby establish a fifth priority right of pledge in respect of the Shares (as defined hereafter) under the following terms.

Definitions.

Article 1.

In this deed, the following words shall have the following meaning:

a.	an "Event of Default": each "Event of Default" as defined in Section 6.01 of the Indenture, as well as, insofar as not included in that definition, each Event of Statutory Default;

b.
an "Event of Statutory Default": each event where the Pledgor is in default ("verzuim"), as defined in Section 6:81 of the Dutch Civil Code, in the performance of one or more of the Secured Obligations;

c.
“Existing Rights of Pledge": means the rights of pledge on the Shares (as defined hereinafter) created in favor of (i) the predecessor of the Pledgee (JPMorgan Chase Bank, N.A., London Branch), on the fifth day of May two thousand five pursuant to that certain notarial deed of pledge dated the fifth day of May two thousand and five among inter alia JPMorgan Chase Bank, N.A., London Branch, the Pledgor and the Company, (ii) European Bank for Reconstruction and Development on the twenty-first day of July two thousand and six pursuant to that certain notarial deed of pledge dated the twenty-first day of July two thousand and six among the Pledgor, European Bank for Reconstruction and Development and the Company, (iii) the Pledgee, on the sixteenth day of May two thousand and seven pursuant to that certain notarial deed of pledge dated the sixteenth day of May two thousand and seven among the Pledgor, the Pledgee and the Company, and (iv) European Bank for Reconstruction and Development on the twenty-second day of August two thousand and seven pursuant to that certain notarial deed of pledge dated the twenty-second day of August two thousand and seven among the Pledgor, European Bank for Reconstruction and Development and the Company;

d.	“Future Shares” means any and all future shares in the capital of the Company to be acquired (either through issue, purchase, distribution or otherwise) by the Pledgor after the date of this deed;

e.	the "Indenture": the indenture dated the tenth day of March two thousand and eight between inter alia the Issuer (as defined below), the Pledgee and the Pledgor;

f.	the "Issuer": Central European Media Enterprises Ltd., a company established under the laws of Bermuda;

g.	the "Loan Agreement": means the loan agreement dated July 21, 2006 between the Issuer, as borrower and the European Bank for Reconstruction and Development, as lender;

h.	the “Parallel Debt”: shall mean the Parallel Debt (as defined in Section 12.09 of the Indenture);

i.
the "Present Shares": one hundred and ninety-nine thousand nine hundred and ninety-nine (199,999) ordinary shares in the capital of the Company owned by the Pledgor, with numbers 1 through 199,997, 199,999 and 200,000, each share having a nominal value of one Netherlands Guilder (NLG 1) or (converted into euro in accordance with section 2:178c of the Dutch Civil Code) forty-five eurocent (EUR 0.45);

j.	the "Right of Pledge": the fifth priority right of pledge in respect of the Shares established by the execution of this deed;

k.
the "Secured Obligations": any and all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each of the Issuer, the Pledgor and the Company to pay an amount of money (tot voldoening van een geldsom) to the Pledgee under the Parallel Debt or the Indenture and the Notes (as defined in the Indenture), each as amended from time to time, as well as all payment obligations of the Pledgor to the Pledgee under this deed;

l.	the “Shares” means, collectively, the Present Shares and the Future Shares;

m.
the “2005 Indenture”: the indenture dated as of the fifth day of May two thousand and five, by and among the Issuer, the Pledgor and the Company as Guarantors, and JPMorgan Chase Bank, N.A., London Branch, as Security Trustee, Trustee, Transfer Agent and Principal Paying Agent, and JPMorgan Luxembourg S.A. as Registrar and Luxembourg Transfer and Paying Agent;

n.
the “2007 Indenture”: the indenture dated as of the sixteenth day of May two thousand and seven, by and among the Issuer, the Pledgor and the Company as Guarantors, and BNY Corporate Trustee Services Limited as Trustee and The Bank of New York as Security Trustee, Trustee, Transfer Agent and Principal Paying Agent, and The Bank of New York (Luxembourg) S.A. as Registrar and Luxembourg Transfer Agent and Luxembourg Paying Agent; and

o.	“Voting Event” means the occurrence of an Event of Statutory Default of which the Pledgee has given notice to the Pledgor and the Company.

Pledge of shares.

Article 2.

To secure the performance of the Secured Obligations, the Pledgor hereby establishes the Right of Pledge in favor of the Pledgee, which the Pledgee hereby accepts. The Right of Pledge is one and indivisible (één en ondeelbaar). The Right of Pledge shall not be affected by one or more but not all of the Secured Obligations being discharged or the Secured Obligations being amended. The Right of Pledge includes a right of pledge over all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Shares.

Voting rights.

Article 3.

1.
The voting and other consensual rights and similar rights or powers attaching to the Shares or any part thereof (the “Voting Rights”) are hereby transferred by the Pledgor to the Pledgee under the condition precedent (opschortende voorwaarde) of (i) the occurrence of a Voting Event and (ii) the termination and/or release of the Existing Rights of Pledge. This conditional transfer of Voting Rights was approved by the shareholders meeting of the Company in a written resolution adopted outside of a general meeting on the tenth day of March two thousand and eight. Until the occurrence of a Voting Event and subject to the termination and/or release of the Existing Rights of Pledge, the Pledgor may exercise any and all such Voting Rights, save:

(a)
that no such exercise may violate or be inconsistent with the express terms or purpose of this deed, the Existing Rights of Pledge, the 2005 Indenture,  the Loan Agreement, the 2007 Indenture and/or the Indenture;

(b)	that no such exercise may have the effect of impairing the position or interests of the Pledgee; and

(c)	as set out in Article 3.2 below.

2.	Upon the occurrence of a Voting Event and subject to the termination or release of the Existing Rights of Pledge:

(a)
any and all rights of the Pledgor to exercise the Voting Rights which it is entitled to exercise pursuant to Article 3.1 above shall cease automatically without further notice to the Pledgor being required and the Pledgee shall have the sole and exclusive right and authority to exercise such Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its absolute discretion deem fit; and

(b)
the Pledgee shall immediately be entitled, at any time at its sole discretion, to effect the resignation of and/or to dismiss the directors of the Company or any of them, and to appoint new directors of the Company and the Pledgor hereby undertakes to do all things and execute all documents and instruments as may be required by the Pledgee to ensure the effectiveness of any such resignations, dismissals or appointments.

3.
By signing this deed, the Company confirms (and the other parties agree) that a written notice from the Pledgee to the Company stating that a Voting Event has occurred, shall be sufficient for the Company to accept the Pledgee as being exclusively entitled to such rights and other powers which it is entitled to exercise pursuant to this Article 3 upon the occurrence of such a Voting Event and subject to the termination and/or release of the Existing Rights of Pledge.

4.
In addition and without prejudice to the obligations of the Pledgor pursuant to the Indenture, each of the Pledgor and the Company agrees to notify the Pledgee immediately of any event or circumstance which could reasonably be of importance to the Pledgee with a view to the preservation and exercise of the Pledgee’s rights under or pursuant to this deed, such as (without limitation) the filing of a petition for the bankruptcy (faillissement) of the Pledgor, the filing of a petition for a moratorium of payments (surséance van betaling) by the Pledgor, attachment or garnishment of the Pledgor’s assets, the termination of any one of the Pledgor’s commercial activities or its dissolution.

5.
Upon the occurrence of a Voting Event and subject to the termination and/or release of the Existing Rights of Pledge, the Pledgee shall have the rights which the law attributes to holders of depositary receipts, issued with a company's co-operation, of shares in its capital.

6.
During the term of the Right of Pledge, the foregoing provisions of this Article 3 with respect to the Voting Rights on the Shares also apply to the Future Shares. In addition, the Pledgor and the Pledgee shall, if reasonably practicable, at the time of or, if not practicable at such time, as soon as reasonably practicable after, the acquisition of such Future Shares, arrange that the attribution of the Voting Rights attaching thereto shall be ratified if that is reasonably deemed necessary, in the Pledgee's sole discretion, to enable the Pledgee to exercise such voting rights upon the occurrence of the condition precedent as provided in Article 3.1 of this deed. If such ratification is, at the Pledgee's sole discretion, not obtained in time, the Pledgor shall fully co-operate in the taking of such other reasonable measures relating to such transfer of voting rights as are proposed by the Pledgee.

Authority to collect.

Article 4.

1.
The authority to collect dividends, distributions from reserves, repayments of capital and all other distributions and payments in any form, which, at any time, during the term of the Right of Pledge, become payable in respect of any one or more of the Shares, shall accrue to the Pledgee, as provided for in Section 3:246 of the Dutch Civil Code, subject to the termination and/or release of the Existing Rights of Pledge.

2.
In derogation of the provisions of paragraph 1 of this Article 4, the Pledgee hereby grants approval to the Pledgor to collect all dividends, distributions from reserves, repayments of capital and all other distributions and payments in any form, which, at any time, during the term of the Right of Pledge, become payable on any one or more of the Shares, subject to the termination and/or release of the Existing Rights of Pledge.

3.
The Pledgee may terminate the authorization mentioned in paragraph 2 of this Article 4 upon occurrence of an Event of Default only. Termination of the authorization is made by written statement to that effect, by the Pledgee to the Pledgor, copied to the Company.

Further obligations of the Pledgor.

Article 5.

The Pledgor assumes the following obligations vis-à-vis the Pledgee:

a.
on first demand in writing from the Pledgee, the Pledgor shall take all actions, and draw up and sign all supplementary documents as the Pledgee may consider necessary or desirable for the performance of the Pledgor's obligations under this deed, and to fully cooperate so as to enable the Pledgee to exercise his rights, with due regard to the relevant provisions of the Existing Rights of Pledge;

b.	the Pledgor shall, on first demand from the Pledgee, submit to the Pledgee all requested reasonable information and data with respect to the Shares;

c.
during the term of the Right of Pledge, the Pledgor shall not alienate, pledge or in any other way encumber the Shares (depositary receipts for) shares and/or rights to acquire (depository receipts for) shares in the capital of the Company without the prior written consent of the Pledgee except for an encumbrance permitted in accordance with the provisions of the Indenture;

d.
the Pledgor shall with due regard to the relevant provisions of the Existing Rights of Pledge provide that the (depositary receipts for) Future Shares and/or rights to acquire (depositary receipts for) Future Shares in the capital of the Company it acquires after execution of this deed shall be pledgeable, and that the transferability thereof shall not be more cumbersome than the transferability of the Shares;

e.
whenever the Pledgor is aware that the Company is involved in the preparation of a legal merger or demerger as a result of which the Company would cease to exist, the Pledgor shall inform the Pledgee thereof in writing immediately.

f.
whenever the Pledgor is aware that actions have been taken for the winding-up, dissolution, administration, bankruptcy, suspension of payments or reorganization of the Company, the Pledgor shall inform the Pledgee thereof in writing immediately.

Warranties. Declarations.

Article 6.

1.	The Pledgor warrants to the Pledgee that, at this time, the following is correct:

a.
the Company is a private company with limited liability, legally established under the laws of the Netherlands by notarial deed, executed before H. van Wilsum, at that time civil law notary officiating in Amsterdam, on the third day of August nineteen hundred and ninety-four. The articles of association of the Company were last partially amended by deed executed before a substitute of M.P. Bongard, officiating in Amsterdam, on the on the thirty-first day of May nineteen hundred and ninety-eight. A copy of the present articles of association is attached to this deed (Annex II) The Company is currently registered in the Commercial Register in Amsterdam, under number 33246826. A copy of the extract from the Commercial Register is attached to this deed (Annex III);

b.
the Company has not been dissolved, and no resolution has been adopted to dissolve the Company, nor has any request therefore been filed, nor has any notice by the Chamber of Commerce, as described in Section 2:19.a. of the Dutch Civil Code, been received. The Company has not been declared bankrupt nor has a suspension of payment been granted, nor have any requests thereto been filed;

c.	the shareholders' register is completely accurate and up to date. A copy of the shareholders' register is attached to this deed (Annex IV);

d.
the entire issued share capital of the Company consists of two hundred thousand (200,000) ordinary shares, numbered 1 through 200,000; all of the issued shares are fully paid-up; the Company has not granted any rights to subscribe for shares in its capital which have not yet been exercised;

e.	the Pledgor has a complete and unencumbered right to the Present Shares, with the exception of the Existing Rights of Pledge;

f.	the Pledgor has not been deprived of the authority to alienate the Shares by virtue of Section 2:22a subsection 1 of the Dutch Civil Code;

g.
the Shares are not subject to either (limited) rights or obligations to transfer to third parties or claims based on contracts of any nature and have not been encumbered with any attachment, except for the Existing Rights of Pledge;

h.	the Pledgor is authorized to establish the Right of Pledge;

i.	all resolutions and approvals, required for establishing the Right of Pledge, have been adopted and received respectively;

j.
the obligations of the Pledgor and the Company vis-à-vis the Pledgee, resulting from the Indenture and this deed respectively, are lawful obligations of the Pledgor and the Company respectively and are legally enforceable against the Pledgor and the Company respectively;

k.
the assumption and performance by the Pledgor and the Company respectively of the obligations vis-à-vis the Pledgee resulting from the Indenture and this deed are not contrary to any provision of applicable law or any agreement to which the Pledgor or the Company is a party, or by which the Pledgor or the Company is bound in any other way; and

l.	the Pledgor has provided the Pledgee with all information and data with respect to the Shares which the Pledgor reasonably believes to be of importance to the Pledgee;

2.	Furthermore, the Pledgor hereby declares:

the Pledgor has acquired the Present Shares as follows:

-
as for the numbers 1 through 199,997 pursuant to a notarial deed of transfer of shares, executed before H. van Wilsum, mentioned above, on the nineteenth day of September nineteen hundred ninety-four, and

-	as for the numbers 199,999 and 200,000 pursuant to a notarial deed of issuance of shares, issued before H. van Wilsum, mentioned above, on the sixteenth day of December nineteen hundred ninety-six.

Exercise of the Right of Pledge.

Article 7.

1.
Upon the occurrence of an Event of Statutory Default, the Pledgee has, with due regard to the relevant provisions of the Existing Rights of Pledge, the right to exercise all rights and powers which the Pledgee has under Dutch law as holder of a right of pledge over the Shares, and the Pledgee shall be authorized to sell the Shares or part thereof, in accordance with Section 3:248 of the Dutch Civil Code, without prejudice to the provision of Section 3:251 of the Dutch Civil Code, in order to recover the proceeds thereof.

2.
The blocking clause contained in the articles of association of the Company shall apply to the transfer of the Shares by the Pledgee, it being understood that the Pledgee shall, with due regard to the relevant provisions of the Existing Rights of Pledge, exercise all of the Pledgor's rights relevant to the alienation and transfer of the Shares, and that the Pledgee shall fulfill the Pledgor's obligations relevant thereto.

3.
In the event the Pledgee enforces execution of the Right of Pledge, the Pledgee shall, with due regard to the relevant provisions of the Existing Rights of Pledge, following payment of the enforcement costs from the proceeds, allocate the net proceeds to fulfill the Secured Obligations.

4.	The Pledgee does not bear the obligations referred to in Sections 3:249 and 3:252 of the Dutch Civil Code towards others than the Pledgor.

Termination.

Article 8.

1.
The Right of Pledge shall terminate if and when (a) any and all Secured Obligations have been irrevocably and unconditionally fulfilled, or (b) any and all Secured Obligations have been otherwise terminated or cancelled.

2.
The Pledgee shall be entitled to terminate the Right of Pledge in whole or in part at any time. Termination shall be effectuated by a written notification to that effect by the Pledgee to the Pledgor with copy to the Company.

Final provisions.

Article 9.

1.
Any notices or other communication under or in connection with this Pledge Agreement shall be in writing in the English language and shall be delivered personally or by registered mail or fax. Proof of posting shall be deemed to be proof of receipt:

(i)    in the case of hand delivery: on the day the notice is received by recipient;

(ii)    in the case of a registered letter: on the third business day after posting; or

(iii)    in the case of a fax transmission: upon receipt of fax confirmation.

Notices and other communications under this Pledge Agreement may in each case be sent to the following address of the parties hereto:

Address Pledgor:
Central European Media Enterprises N.V.
c/o Curaçao Corporation Company N.V.
Schottegatweg Oost 44,
Curaçao, Netherlands Antilles
with a copy to: c/o CME Development Corporation
2nd floor, Aldwych House
81 Aldwych
London WC2B 4HN
United Kingdom
Attention: Chief Financial Officer

Address Pledgee:
The Bank of New York
c/o One Canada Square
London E14 5AL
United Kingdom
Attention: Jason Blondell

Address of the Company:
CME Media Enterprises B.V.,
Dam 5B
1012 JS Amsterdam
The Netherlands

or such other address or fax number as notified by the relevant party by not less than five business days prior notice.

2.
As to the existence and composition of the Secured Obligations, a written statement by the Pledgee made in accordance with his books shall constitute full proof, subject to proof to the contrary, it being understood that in the event of a disagreement with respect thereto, the Pledgee shall be authorized to exercise his right of execution, with due observance of the obligation of the Pledgee to pay over all amounts which afterwards would appear to be received by him in excess of his rights and with due regard to the relevant provisions of the Existing Rights of Pledge.

3.	The Right of Pledge, including all provisions of this deed, shall be governed by the laws of the Netherlands.

4.	All disputes relating to the Right of Pledge shall be submitted exclusively to the competent court of law in Amsterdam, the Netherlands.

5.
If a provision of this deed is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability of any other provision of this deed and the legality, validity or enforceability in other jurisdictions of that or any other provision of this deed.

6.
All costs, fees, taxes and other amounts (including notarial fees, taxes, legal fees, registration fees, translation costs, stamp duties etc) reasonably incurred by the Pledgee in connection with the negotiation, creation or execution of any documentation in connection with the Right of Pledge and the enforcement of the Right of Pledge will be for the account of the Pledgor.

7.
The Pledgor, the Company and the Pledgee hereby waive, to the fullest extent permitted by law, their right to rescind this deed pursuant to failure in the performance of one or more of their obligations as referred to in Section 6:265 of the Dutch Civil Code or on any other ground.

8.	The Pledgee shall not be obligated to give notice of a sale to someone other than to the Pledgor as referred to in the Sections 3:249 and 3:252 of the Dutch Civil Code.

9.
The Pledgee shall not be responsible for any loss occasioned by the timing of the exercise of its powers under this deed other than by virtue of its bad faith, gross negligence or willful misconduct. The Pledgor shall indemnify the Pledgee in respect of all liabilities and reasonable expenses incurred by the Pledgee, in the execution of any rights, powers or discretions vested in it pursuant hereto, save for liabilities and expenses arising from the bad faith, gross negligence or willful misconduct of the Pledgee.

10.
The Pledgor is not entitled to file a request with the voorzieningenrechter of the district court to sell the Shares in a manner which deviates from the sale in public as referred to in Section 3:251 paragraph 1 of the Dutch Civil Code.

FINALLY, THE COMPANY HAS DECLARED:

a.	that it acknowledges the aforementioned Right of Pledge;

b.	that it has been informed of the provisions under which the Right of Pledge is established, and fully cooperates with the implementation thereof;

c.	that no facts or circumstances are known to the Company, which in any way are inconsistent with the warranties and declarations of the Pledgor stated in this deed;

d.
it shall register in the Company's shareholders' register that the Shares are encumbered with a fifth priority right of pledge in favor of the Pledgee, that, subject to the provisions of Article 3, the Pledgee has the Voting Rights and to whom, the Pledgor or the Pledgee, the rights accrue which the law attributes to holders of depositary receipts of shares in the capital of a company which are issued with its co-operation;

e.
that all resolutions and approvals required from the Company for establishing a fifth priority right of pledge on the Shares by the Pledgor in favor of the Pledgee under the provisions contained in this deed, have been adopted and received respectively;

f.
that it is a private company with limited liability (besloten venootschap met beperkte aansprakelijkheid), duly incorporated and validly existing under the laws of the Netherlands and is registered in the Trade Register under number 33246826 and that the information contained in the Trade Register is correct and complete;

g.
that the Company has not been dissolved, nor has a resolution to dissolve the Company been approved nor has a petition been filed to dissolve the Company, nor has a notice from the Chamber of Commerce pursuant to Section 2:19a paragraph 3 of the Dutch Civil Code been received; and

h.
that the Company has not been declared bankrupt, nor has a suspension of payments, including any other types of regulations with similar legal consequences been granted, nor have any petitions thereto been filed nor are any such petitions expected.

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

/s/ Pieter van Druten